UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report: June 16, 2015
(Date of earliest event reported)

VASOMEDICAL, INC.
(Exact name of registrant as specified in charter)

Delaware	0-18105	11-2871434
(State or other jurisdiction	(Commission File	(IRS Employer
of incorporation)	Number)	Identification No.)

180 Linden Avenue, Westbury, New York	11590
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:                                                                                     (516) 997-4600

_________________________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement to communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)           On June 16, 2015, the Board of Directors of the Company ratified the appointment of Peter C. Castle (46 years of age), a director of the Company since August 2010, to serve as its Chief Operating Officer.  Concurrently, Mr. Castle resigned as a member of the Audit and Compensation Committees since he no longer met the independence requirements of these committees. Mr. Castle was the President and Chief Operating Officer of NetWolves, LLC prior to its acquisition by the Company.  Mr. Castle has been employed by NetWolves since 1998 and held various positions including Controller, Treasurer and Secretary, Vice President of Finance and Chief Financial Officer.  NetWolves is a global telecommunications and Internet managed services provider offering single-source network solutions that provides multi-carrier and multi-vendor implementation to over 1,000 customers worldwide. At the time of his appointment to the Chief Operating Officer position of the Company, Mr. Castle was awarded 1,500,000 shares of restricted common stock, of which 500,000 shares vest immediately and the remaining shares contingently vest as follows:  250,000 on June 15, 2016, 250,000 on June 15, 2017, 250,000 on June 15, 2018 and 250,000 on June 15, 2019.

(d)           On June 16, 2015, Joshua Markowitz, Esq. (59 years of age) was appointed by the Board of Directors as a director of the Company to serve in Class I until the annual meeting of stockholders in 2018.  He was also appointed as Chairman of the Compensation Committee of the Board.  Mr. Markowitz has been a practicing attorney in the State of New Jersey for in excess of 30 years and is currently a senior partner in the New Jersey law firm of Markowitz O’Donnell, LLP.  At the time of his appointment, Mr. Markowitz was awarded 150,000 shares of restricted common stock, vesting immediately.  Mr. Markowitz is the brother-in-law of the Company’s Chairman, Mr. Simon Srybnik.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VASOMEDICAL, INC.
Date: June 18, 2015	By: /s/ Jun Ma Name: Jun Ma Title: President and Chief Executive Officer